Exhibit 99.1

Investor Relations: Bo Heitz, (303) 404-1800, InvestorRelations@vailresorts.com
Media Relations: Carol Fabrizio, (720) 524-5025, cfabrizio@vailresorts.com

Vail Resorts Announces Director Roland Hernandez to Resign from Board

BROOMFIELD, Colo. - March 19, 2019 - Vail Resorts, Inc. (NYSE: MTN) announced today that Roland Hernandez, member of the Vail Resorts’ Board of Directors, will not stand for re-election to the Board at the end of his current term, which ends on the date of the Company’s 2019 Annual Meeting of Stockholders. Mr. Hernandez will remain in his position as Lead Independent Director and Chair of the Nominating and Governance Committee until such time as the Board has named a replacement for these positions. Mr. Hernandez has been a director of the Company since December 2002 and Lead Independent Director since March 2009.
Mr. Hernandez’s decision was due to his desire to focus his time on other priorities, including additional board-level responsibilities that he has taken on for another company, and was not due to any disagreement with the Company relating to its operations, policies or practices. The Company deeply appreciates Mr. Hernandez’s years of dedicated and valued service to the Board.
“Roland has been an integral part of Vail Resorts’ Board for over 16 years, providing incredible insight and guidance to the Company and management during a time of tremendous growth and change for the Company” said Rob Katz, Chairman and Chief Executive Officer. “On behalf of the entire Vail Resorts Board of Directors and management team, I want to express our deepest appreciation for all of Roland’s contributions and wish him nothing but the best with his current and future opportunities.”

The Company will begin searching for a replacement director immediately.

About Vail Resorts, Inc. (NYSE: MTN)

Vail Resorts, Inc., through its subsidiaries, is the leading global mountain resort operator. Vail Resorts’ subsidiaries operate 15 world-class mountain resorts and three urban ski areas, including Vail, Beaver Creek, Breckenridge, Keystone and Crested Butte in Colorado; Park City in Utah; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Whistler Blackcomb in British Columbia, Canada; Perisher in Australia; Stowe and Okemo in Vermont; Mt. Sunapee in New Hampshire; Stevens Pass in Washington; Wilmot Mountain in Wisconsin; Afton Alps in Minnesota and Mt. Brighton in Michigan. Vail Resorts owns and/or manages a collection of casually elegant hotels under the RockResorts brand, as well as the Grand Teton Lodge Company in Jackson Hole, Wyo. Vail Resorts Development Company is the real estate planning and development subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.